Exhibit 10.8
SECOND ADDENDUM

OPERATIONS AGREEMENT – HONG KONG

THIS SECOND ADDENDUM (the “Second Addendum”), dated as of June 3, 2013, modifies that certain agreement entitled “Sales and Marketing Agreement” (the “Agreement”) dated as of January 16, 2013, by and between RBC Life Sciences, Inc. ("RBC Life") of 2301 Crown Ct., Irving, Texas, U.S.A., 75038, and Terry Butler (“Butler”) of 45 Royal Albert Crescent Paradise Point, Gold Coast, Queensland, Australia, 4216. All initially capitalized terms used and not otherwise defined in this Second Addendum shall have the meaning given those terms in the Agreement. The Agreement and this Second Addendum are referred to collectively herein as the “Contract.”

WHEREAS:

(A) The Agreement provides that sales and marketing activities may not commence in a country within the Territory until an Operations Agreement is executed for that country; and

(B) The parties desire to begin sales and marketing activities in Hong Kong (the “Country”).

NOW THEREFORE the parties agree as follows:

SECTION 1
DESCRIPTION OF OPERATIONS

1.	Description of Operations.

a.	Operations in the Country shall be conducted through a facility located in the Country, which facility shall be leased by Butler to conduct the RBC Life business.

b.
In connection with the establishment of this facility, RBC Life agrees to advance Butler an amount not to exceed US$205,000. Advances made pursuant to this paragraph shall be made upon written request submitted by Butler, which request shall describe in reasonable detail the purpose of the advance and the date by which funding is required.

c.	Advances made pursuant to subparagraph (b) above shall be repaid by applying Marketing Fees earned under paragraph (3)(a) of the Agreement to such advances until all advances have been paid in full.

d.
To secure the payment of all advances made pursuant to subparagraph (b) above, Butler hereby gives to RBC Life an express first and prior contract lien and security interest on all property which may be placed in the facility.

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SECTION 2
PHASE 1 OPERATIONS

2.	Sales and Service Obligations.

At his own cost and expense, Butler agrees to provide customer service to Customers and prospective Customers in the Country in a manner consistent with good MLM System marketing and sales procedures and customer relations, and to make contacts with Customers at regular intervals. Such service shall include, but shall not be limited to, responding to inquiries with respect the Products, the Associate Compensation Plan, Product orders, alleged and/or actual errors in Product fulfillment and commission payments, and providing training with respect to the Products, the Associate Compensation Plan and the business policies and procedures of RBC Life. Such service shall be made available to all Customers and prospective Customers in the Territory on a fair and equitable basis whether or not Customers or prospective Customers are, or potentially are, in Butler’s downline organization. Butler shall ensure that adequate personnel, facilities and other required resources are employed to fulfill this obligation in accordance with customary industry standards.

3.	Customer Enrollment and Product Orders.

a.	Prior to commencement of business operations in the Country, RBC Life shall provide a website (the “Website”) for use in conducting business operations.

b.
Butler agrees to ensure that each Customer in the Country is enrolled through the Website before such Customer is permitted to place an order for Products and have that order delivered. Butler agrees to obtain for each Customer a copy of a valid personal identification document issued by the government of the Country prior to making such Customer eligible to receive any payment for commissions earned. Butler shall implement business procedures to facilitate the timely submission by each Customer of such personal identification document. Personal Customer identification documents shall be maintained by Butler and made available for inspection by RBC Life representatives upon reasonable notice.

c.
Butler agrees to ensure that all Customer orders for Products in the Country, and all payments for such orders, are entered and processed through the Website. Butler agrees to ensure that no order is released for fulfillment until such order is fully paid.

d.
In the event that adjustments are necessary to orders or payments that cannot be made by Butler or his designated representative through the Website, such adjustments shall be submitted in writing to the Associate Care Center Manager at RBC Life’s U.S.A. headquarters for processing.

4.	Warehousing and Fulfillment Obligations.

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a.
The parties agree that warehousing and fulfillment activities in the Country will be conducted pursuant to a Fulfillment Agreement by and between RBC Life and Asia Pacific Fulfillment Services, PTY LTD. This Fulfillment Agreement is attached hereto as Appendix I.

b.	Shipping and handling fees.

i.	The parties hereby adopt the following policy for calculating shipping and handling fees to be charged to Customers in the Country:

•	Pick up orders – no charge

•	Over 150QV – free shipping

•	70QV to 149QV – US$5 (HK$40)

•	Under 70QV – US$10 (HK$80)

ii.	This shipping and handling fee policy may be modified from time to time and the sole discretion of RBC Life.

c.
Butler, or his designated representative, shall assist designated RBC Life personnel in regularly reviewing and evaluating Product inventory levels, pending Product stocking orders, historical demand by Product, projected future demand by Product, Product lead times and other factors affecting the maintenance of optimum inventory levels in the Country. Butler, or his designated representative shall notify designated RBC Life personnel when additional Product stocking orders are required or when Products are potentially overstocked or at risk of obsolescence.

d.	Butler agrees that he shall not make any disposition, by way of transshipment, re-export, diversion or otherwise, of the Products, other than in and to the Country.

e.
Butler shall establish facilities in the Country that permit Customers to conduct business, provide and receive training, and place and pick up will call orders. These facilities shall include, among other things, (i) a group training area, (ii) individual meeting areas for use by Customers to introduce prospective Customers to the Products and the RBC Life business, (iii) a reception area, (iv) a warehouse for storage of Products and order fulfillment, and (v) designated areas for Customers to place and pick up orders. Butler agrees that this facility will, among other things, (i) be properly staffed, (ii) be properly equipped, (iii) be neatly arranged and maintained, (iii) be appropriately organized, (iii) display appropriate signage and (iv) present an image consistent with the image of RBC Life. These facilities shall be available for use by all Customers on a fair and equitable basis whether or not such Customers are in Butler’s downline organization.

5.	Product List.

The list of Products that shall be made available for sale and distribution in the Country, along with their respective prices, is attached hereto as Exhibit I. Products may be added to or removed

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from this list and prices may be changed from time to time; however, any and all modifications to this list shall be at the sole discretion of RBC Life.

6.	Product Registration.

a.
RBC Life shall expend resources as may reasonably be required (as determined in its sole discretion) to ensure the Products qualify under the applicable laws and regulations of the Country to be imported, held, sold and otherwise distributed in the Country. However, nothing in the Contract shall be construed to obligate RBC Life to reformulate any Product or conduct clinical studies with respect to any Product in order to qualify such Product for sale pursuant to the laws and regulations of the Country.

b.	Failure by RBC Life to obtain regulatory clearance to import, hold, sell or otherwise distribute any Product in the Country shall not be deemed a breach of the Contract.

7.	Associate Commissions.

a.	All Associate commissions due in accordance with the RBC Life Associate Compensation Plan shall be calculated and paid by RBC Life.

b.
Butler, or his designated representative, shall assist designated RBC Life personnel each month in the review for completeness and the accuracy of commission calculations and commission payments of Associates in the Country prior to the disbursement of such commission payments.

c.
Butler acknowledges that all Associate commission payments in the Country shall be made through RBC Life’s third-party service provider, Paylution, and that, in order for an Associate to receive a commission, such Associate must establish an account with Paylution. Butler agrees to implement business procedures to help ensure that each Associate properly establishes a Paylution account.

8.	License to Use Intellectual Property.

RBC Life hereby licenses to Butler the nonexclusive rights to use in the Country RBC Life intellectual property, including, but not limited to, trademarks, service marks, trade names, patents and copyrights, in fulfillment of its obligations under the Contract. Such license shall terminate immediately upon termination of this Second Addendum or the Contract.

9.	Establishment of Compliant Business Processes.

a.
Butler agrees to set up and follow business practices and processes in the Country that ensure business operations are conducted in a manner that (i) complies with government laws and regulations and (ii) maintains RBC Life’s qualification to conduct business legally. RBC Life shall be responsible for the expenses related

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any third-party consultants, accountants, attorneys or other professionals engaged to facilitate such compliance if such parties are engaged directly by RBC Life or in accordance with the prior written consent of RBC Life.

b.
Butler agrees to set up and follow business practices and processes in the Country that ensure business operations are conducted in accordance with RBC Life’s Associate Policies and Procedures, except in the case where a provision is in conflict with applicable laws or regulations in the Country. In such a case, Butler shall inform RBC Life of such conflict and the conflicting provision will be modified by RBC Life to conform to the applicable law or regulation.

SECTION 3
SALES MINIMUMS

10.	Sales Minimums.

a.
The Country may be removed from the Territory if Sales in the Country (in United States Dollars “USD”) are below the following minimum amounts (Year 1 commences on the date of the first sale of Products in the Country):

1.	Year 1	$3.0 million
2.	Year 2	$5.0 million
3.	Year 3	$9.0 million
4.	Year 4	$13.0 million
5.	Year 5	$17.0 million
6.	Year 6 and each year following	$20.0 million

b.	In the event that Sales in the Country do not equal or exceed the minimum amount in any period, Butler shall have ninety (90) days to cure such deficiency.

c.
In the event that a Sales deficiency is not timely cured, RBC Life, at its option, may remove the Country from the Territory by notifying Butler in writing of its decision to take such action and the effective date of such action. The Second Addendum shall terminate as of this effective date and, accordingly, no Marketing Fees shall be owed on Sales in the Country that are made on or after such effective date. Notwithstanding, there shall be no effect on commissions earned by and paid to Butler under the Associate Compensation Plan.

SECTION 4
TRANSITION OF RESPONSIBILITIES TO RBC LIFE

11.	Transition of Responsibilities to RBC Life.

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RBC Life shall assume the obligations of Butler described in Sections 2 through 9, inclusive (the “Butler Obligations”), in accordance with the following:

a.
When monthly Sales in the Country reach US$300,000, Butler may request in writing, and RBC Life shall agree to such request, that the Butler Obligations be assumed by RBC Life. Upon receipt of this request by RBC Life, the parties shall agree on the date on which the Butler Obligations shall be assumed by RBC Life (the “Assumption Date”). The Assumption Date shall be selected to allow for an orderly transition of the Butler Obligations to RBC Life, but in no case less than ninety (90) days from the date of the written request.

b.	Upon termination of the Fulfillment Agreement attached hereto as Appendix I, the Butler Obligations shall be assumed by RBC Life.

c.
On the date that the Butler Obligations are assumed by RBC Life, RBC Life shall pay to Butler the depreciated value of all furniture and equipment located in the office facility that is necessary for use in conducting the RBC Life business, plus the depreciated value of all leasehold improvements reasonably made to the office facility. The depreciated value of furniture and equipment shall be calculated based on whole months assuming the original cost is depreciated over a five-year life. The depreciated value of leasehold improvements shall be calculated based on whole months assuming the original cost is depreciated over a seven-year life. In addition, subject to landlord approval, RBC Life shall assume Butler’s obligations under the then-current lease agreement related to the office facility if such obligations are commercially reasonable and if such office facility is deemed suitable by RBC Life, as determined in its sole discretion, for the conduct of business in the Country.

[signatures on the following page]

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IN WITNESS WHEREOF the parties hereto have executed this Second Addendum as of the date first above written.

RBC Life Sciences, Inc.:
___/s/ Steve E Brown________
Steven E. Brown, President
___June 3, 2013_____________
Date

Terry Butler:
___/s/ Terry Butler___________

____June 17, 2013___________
Date

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EXHIBIT I      PRODUCT LIST

Description     Price (HKD)

Microhydrin (60)
Retail	$431
Wholesale	$345
Autoship	$302
QV	33
CV	$291

Microhydrin (120)
Retail	$819
Wholesale	$655
Autoship	$574
QV	63
CV	$549

Stem-Kine
Retail	$888
Wholesale	$710
Autoship	$622
QV	71
CV	$468

Vitaloe
Retail	$1,006
Wholesale	$805
Autoship	$705
QV	79
CV	$534

Oliviva
Retail	$531
Wholesale	$425
Autoship	$372
QV	46
CV	$263

Microbrite
Retail	$194
Wholesale	$155
Autoship	$136
QV	15
CV	$111

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